EXHIBIT D

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

to Purchase Shares of the Common Stock of

Stonegate Mortgage Corporation

Dated as of March 29, 2013 (the “Effective Date”)

WHEREAS, Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), has entered into a Loan and Security Agreement, dated as of even date herewith (as amended and in effect from time to time, the “Loan Agreement”), with Stonegate Investors Holdings LLC, a Delaware limited liability company (the “Warrantholder”);

WHEREAS, pursuant to the Loan Agreement and as additional consideration to the Warrantholder for, among other things, its agreements in the Loan Agreement, the Company has agreed to issue to the Warrantholder this Warrant Agreement, evidencing the right to purchase shares of Common Stock (this “Warrant” or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder having executed and delivered the Loan Agreement and provided the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.

GRANT OF THE RIGHT TO PURCHASE COMMON STOCK

(a)           For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the number of nonassessable shares of Common Stock equal to the Common Share Amount at a purchase per share equal to the Exercise Price. The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“144A Transaction” means the closing of the initial sale by the Company of Common Stock under Rule 144Aof the Act.

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Articles of Incorporation or other constitutional document, as may be amended and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share, as presently constituted under the Charter, and any class and/or series of Company capital stock for or into which such common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Common Share Amount” means the quotient derived from 5,000,000 divided by a number equal to the Exercise Price.

“Exercise Price” means the price determined in accordance with Section 3(c).

“Merger Event” means any sale, lease or other transfer of all or substantially all assets of the Company, or any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of equity securities or property of another entity, or any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power or equity value of the Company.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the then-effective Exercise Price multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

“Qualified Offering” means the closing of a public offering of Common Stock pursuant to an effective registration statement filed under the Act.

SECTION 2.

TERM OF THE AGREEMENT

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein shall commence on, and the Common Share Amount shall be determined upon, the earliest to occur of (i) a 144A Transaction, (ii) a Qualified Offering, or (iii) the expiration of three (3) months after the Effective Date, and shall be exercisable for a period ending on the fifth (5th) anniversary of such earlier date.

SECTION 3.

EXERCISE OF THE PURCHASE RIGHTS

(a)           Exercise.  The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this clause (ii) (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue shares of Common Stock in accordance with the following formula:

X =	Y(A-B)
A

Where:	X = the number of shares of Common Stock to be issued to the Warrantholder.
Y = the number of shares of Common Stock requested to be exercised under this Agreement.
A = the then-current fair market value of one (1) share of Common Stock at the time of exercise.
B = the Exercise Price.

(b)           Fair Market Value.  For purposes of the above calculation, current fair market value of shares of Common Stock shall mean with respect to each share of Common Stock:

(i)         at all times when the Common Stock shall be traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service, the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined; or

(ii)         in cases other than as described in the foregoing clauses (i), the current fair market value of a share of Common Stock shall be determined in good faith by the Company’s Board of Directors, excluding the vote of any members of the Board of Directors appointed by the Warrantholder or any of its affiliates (the “Disinterested Directors”), with such good faith determination reported to the Warrantholder at any time at the request of the Warrantholder prior to or after a Net Issuance election.

(c)           Exercise Price.  The exercise price of this Warrant (as the same may be adjusted pursuant to Section 8 hereof, the “Exercise Price”) shall be:

(i)         if there shall have occurred a 144A Transaction or a Qualified Offering prior to the expiration of three (3) months after the Effective Date, the per share value paid by the initial purchaser(s) of Common Stock pursuant to such 144A Transaction or Qualified Offering;

(ii)         in the event that clause (c)(i) above is not applicable and if the Company shall have consummated one or more private sales of its securities following the Effective Date, the lesser of (A) the per share price for the lowest of such securities sold (on a Common Stock equivalent basis) determined in good faith by the Disinterested Directors, and (B) $110 per share;

(iii)         in the event that the conditions in clause (c)(i) or clause (c)(ii) are not applicable, $110 per share.

With respect to clause (c)(ii) above, the Warrantholder shall have the opportunity to challenge the valuation determined by the Disinterested Directors by providing written notice to the Company. In the event that the Warrantholder and the Disinterested Directors cannot agree on a value within ten (10) days, the Warrantholder shall be entitled to seek a valuation from an unaffiliated third party accounting firm mutually acceptable to the Warrantholder and the Disinterested Directors. The determination of such accounting firm shall be final and binding on the Warrantholder and the Company. The fees and expenses of such accounting firm shall be split evenly between the Warrantholder and the Company.

(d)           Exercise Prior to Expiration.  To the extent this Warrant is not previously exercised as to all shares subject hereto, and if the fair market value of one share of Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised on a Net Issuance basis pursuant to Section 3(a) (even if not surrendered) as of immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion hereof is deemed automatically exercised pursuant to this Section 3(d), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock if any, the Warrantholder is to receive by reason of such automatic exercise, and to issue a certificate to Warrantholder evidencing such shares.

SECTION 4.

RESERVATION OF SHARES

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock and any other securities as required hereunder to provide for the exercise of the rights to purchase Common Stock as provided for herein. If at any time during the term of this Agreement the number of authorized but unissued shares of Common Stock or any other securities required hereunder shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or such other securities to such number of shares as shall be sufficient for such purposes.

SECTION 5.

NO FRACTIONAL SHARES OR SCRIP

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the fair market value and Exercise Price then in effect.

SECTION 6.

NO RIGHTS AS SHAREHOLDER/STOCKHOLDER

Without limitation of any provision hereof, Warrntholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7.

WARRANTHOLDER REGISTRY

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is as provided in the Loan Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.

ADJUSTMENT RIGHTS

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

(a)           Merger Event.  If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of capital stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Disinterested Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event in which the consideration received or to be received by the Company’s stockholders consists of other than cash and/or readily tradeable securities, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that if the Reference Property includes shares of stock or other securities and assets of an entity other than the successor or purchasing company, as the case may be, in such Merger Event, then such other entity shall assume the obligations under this Agreement and any such assumption shall contain such additional provisions to protect the interests of the Warrantholder as reasonably necessary by reason of the foregoing (as determined in good faith by the Disinterested Directors). In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b)           Reclassification of Shares.  Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c)           Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d)           Stock Dividends.  If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)         pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of shares of Common Stock for which this Warrant is exercisable shall be proportionately increased; or

(ii)         make any other distribution with respect to Common Stock, except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock (or other stock for which the Common Stock is convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e)           Notice of Adjustments.  If:  (i) the Company shall declare any dividend or distribution upon its outstanding Common Stock, payable in stock, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of Common Stock, but in all events, ten (10) business days prior to the effective date of such event.

SECTION 9.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents and warrants to the Warrantholder the following:

(a)           Validly Issued.  This Warrant is validly issued and outstanding, fully paid and non-assessable.

(b)           Due Authority.  The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement:  (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)           Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)           Issued Securities.  All issued and outstanding shares of Common Stock and other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock and other securities were issued in full compliance with all federal and state securities laws.

(e)           Exempt Transaction.  Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(f)           Registration Rights.  The Company acknowledges that the Warrantholder has been granted certain registration rights (the “Registration Rights”) pursuant to that certain Investor Rights Agreement, dated as of March 9, 2012 (the “Investor Rights Agreement”), by and between the Company and Warrantholder, as more particularly set forth in Section 2 of the Investor Rights Agreement. The Company covenants and agrees that the shares of Common Stock issuable upon exercise of this Warrant are and shall be afforded the same Registration Rights granted to Warrantholder pursuant to the Investor Rights Agreement, as any of the Registration Rights or Investor Rights Agreement may be amended, modified, supplemented, restated or replaced from time to time.

SECTION 10.

REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER

The Warrantholder represents and warrants to the Company the following:

(a)           Investment Purpose.  This Warrant and the shares issued on exercise hereof will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)           Private Issue.  The Warrantholder understands (i) that this is not registered under the Act or qualified under applicable state securities laws based on certain exemptions from such registration that the Company is relying on, and (ii) that the Company’s reliance on such exemptions from such registration and qualifications is predicated on the representations set forth in this Section 10.

(c)           Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)           Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

SECTION 11.

TRANSFERS

Subject to compliance with applicable federal and state securities laws, after the date that this Warrant becomes exercisable, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12.

MISCELLANEOUS

(a)           Effective Date.  The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b)           Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c)           No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)           Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(e)           Notices.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement shall be given in the manner provided for in the Loan Agreement.

(f)           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(g)           Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(h)           No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(i)           No Waiver.  No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(j)           Survival.  All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(k)           Governing Law.  This Agreement have been negotiated and delivered to Warrantholder in the State of New York, and shall have been accepted by Warrantholder in the State of New York. Delivery of Common Stock or other securities to Warrantholder by the Company under this Agreement is due in the State of New York. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(l)           Consent to Jurisdiction and Venue.  All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the Borough of Manhattan, State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in the Borough of Manhattan, State of New York; (b) waives any objection as to jurisdiction or venue in Borough of Manhattan, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the Borough of Manhattan, State of New York; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(e), and shall be deemed effective and received as set forth in Section 12(e). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(m)           Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(n)           Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(o)           Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder without the posting of any bond or other security and without proving actual damages. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(p)           Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity (but not providing any security or posting any bond) as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	STONEGATE MORTGAGE CORPORATION

	By:	/s/ James J. Cutillo
		Name:	James J. Cutillo
		Title:	Chief Executive Officer

WARRANTHOLDER:	STONEGATE INVESTORS HOLDINGS LLC

By:
		Name:	Kevin Bhatt
		Title:	Vice President

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	STONEGATE MORTGAGE CORPORATION

By:
		Name:	James J. Cutillo
		Title:	Chief Executive Officer

WARRANTHOLDER:	STONEGATE INVESTORS HOLDINGS LLC

	By:	/s/ Kevin Bhatt
		Name:	Kevin Bhatt
		Title:	Vice President

[Signature Page to Warrant Agreement]

EXHIBIT I

NOTICE OF EXERCISE

To:	[____________________________]
(1)
The undersigned Warrantholder hereby elects to purchase [_______] shares of the Common Stock of [_________________], pursuant to the terms of the Warrant Agreement, dated [______, _____] (the “Agreement”), between [_________________] and the Warrantholder, with an Exercise Price (as defined in the Agreement), and tenders herewith payment of the Purchase Price (as defined in the Agreement) in full, together with all applicable transfer taxes, if any.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	STONEGATE INVESTORS HOLDINGS LLC

By:
Name:
Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [____________________________________], hereby acknowledge receipt of the “Notice of Exercise” from Stonegate Investors Holdings LLC, to purchase [____] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement, and further acknowledges that [______] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	STONEGATE MORTGAGE CORPORATION

By:
Name:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To be signed only upon transfer of Warrant)

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________ the right represented by the within Warrant to purchase shares of Common Stock of Stonegate Mortgage Corporation to which the within Warrant relates, and appoints ___________________________________ as attorney to transfer such right on the books of such corporation with full power of substitution in the premises.

Date:	_________________________

STONEGATE INVESTORS HOLDINGS LLC

Signature

Name

Address

City, State, Zip Code